Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 17, 2015, relating to the consolidated financial statements and financial statement schedule of H&R Block, Inc. and subsidiaries, and the effectiveness of H&R Block, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of H&R Block, Inc. and subsidiaries for the year ended April 30, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

September 4, 2015